UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016 (March 18, 2016)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement.

Amendment to License Agreement Between Augusta Research Institute, Inc. and NewLink Genetics Corporation

On March 18, 2016, NewLink Genetics Corporation (the “Company”) and Augusta University Research Institute, Inc., formerly known as Georgia Regents Research Institute, Inc., the Georgia Health Sciences University Research Institute, Inc., and Medical College of Georgia Research Institute, Inc. (“AURI”) entered into an amendment (the “Amendment”) to the License Agreement by and between AURI and the Company, dated September 13, 2005 (the “Original AURI Agreement”), as amended (the “AURI Agreement”). Under the terms of the Amendment, certain provisions of the AURI Agreement were amended, in order to, among other things, include certain prodrugs of Indoximod in the definition of licensed products that will trigger the Company’s financial obligations to AURI under the AURI Agreement.

License Agreement Between Augusta Research Institute, Inc. and NewLink Genetics Corporation

On March 18, 2016, the Company and AURI entered into a license agreement (“the License Agreement”) pursuant to which AURI granted the Company an exclusive, worldwide, sublicensable license to specified technology for the development and commercialization of the PTEN checkpoint inhibitor.

Under the terms of the License Agreement, the Company will pay an upfront payment to AURI of $1,000,000 and may become obligated to pay AURI certain predetermined milestone payments based on the Company’s achievement of certain development and sales milestones related to the technology licensed in the License Agreement and certain technology controlled by the Company, in an aggregate amount up to approximately $4,300,000. The Company is also obligated to pay AURI a percentage of specified sublicensing revenue received in exchange for the grant of a sublicense of the rights under the License Agreement or a grant of a license to certain technology controlled by the Company. Additionally, if the Company commercializes any product based on technology licensed in the License Agreement or certain technology controlled by the Company, the Company will become obligated to pay AURI certain royalties based on commercial sales ranging in the low single digits based on the amount of annual net sales.

NewLink will be solely responsible for and will fund future research, development, manufacturing and commercialization of products containing the PTEN checkpoint inhibitor and shall retain all rights in such products.

Unless terminated earlier, the License Agreement will continue in effect for as long as the Company has royalty obligations under the License Agreement. The Company’s royalty obligations expire on a country-by-country and product-by-product basis upon the expiration of the last valid claim of the royalty bearing patents covering such product in such country and 10 years after the first commercial sale of such product in such country. Each party may terminate the License Agreement for the other party’s uncured material breach of the License Agreement. The Company may terminate this License Agreement at will upon 30 days’ prior written notice. Unless the License Agreement is terminated for AURI’s uncured material breach, the Company’s obligation to pay milestones and royalties based on certain technology controlled by the Company will not terminate upon termination of the License Agreement but will continue for the original royalty term for such product.

The foregoing descriptions are qualified in their entirety by reference to (i) the Original AURI Agreement, a copy of which was attached as Exhibit 10.46 to an amendment on Form S-1/A, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2011, to the Company’s registration statement on Form S-1, as amended (File No. 333-171300), which was declared effective by the SEC on November 10, 2011, (ii) each amendment to the Original AURI Agreement previously filed with the SEC, (iii) the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, portions of which will be subject to a FOIA Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and (iv) the License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, portions of which will be subject to a FOIA Confidential Treatment Request to the SEC pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    March 24, 2016

NewLink Genetics Corporation

By:	/s/ John B. Henneman III
John B. Henneman III
Its:	Chief Financial Officer